SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K



              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       DATE OF REPORT: September 13, 2002
              (Date of earliest event reported) September 13, 2002



                                RAM ENERGY, INC.
             (Exact name of registrant as specified in its charter)


          OKLAHOMA                  333-42641                   52-1535102
(State or other jurisdiction       (Commission                 (IRS Employer
      of incorporation)            File Number)              Identification No.)


                       5100 East Skelly Drive, Suite 650
                              Tulsa, Oklahoma 74135
               (Address of principal executive offices) (Zip Code)



                                 (918) 663-2800
              (Registrant's telephone number, including area code)
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                    Information To Be Included in the Report

Item 5. Other Events

     Payment of Interest on Senior Notes. The Registrant did not make the semi-annual interest payment due August 15, 2002, under its 11-1/2% Senior Notes due 2008. On September 13, 2002, within the 30-day grace period provided under the Senior Notes, the Registrant made the semi-annual interest payment to the Paying Agent under the Senior Notes, together with interest on the amount of the late interest payment, thereby avoiding the occurrence of an Event of Default under the Senior Notes. The record date for holders entitled to receive the interest payment is September 20, 2002, and the payment date is September 30, 2002.

     Recent Recompletion Activities. The Registrant has continued to pursue a strategic recompletion program on its marginally producing wells in existing fields. Since June 1, 2002, Registrant has recompleted seven wells in fields located in Southeastern New Mexico and South Texas and one well in South Louisiana. These operations initially are expected to result in an increase of more than 3.6 MMcfe per day in Registrant's net interest share of the natural gas and crude oil produced from the recompleted wells and are expected to result in a corresponding increase in operating revenues.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    RAM ENERGY, INC.


                                    By  LARRY E. LEE
                                        Larry E. Lee,
                                        President and Chief Executive Officer

September 13, 2002